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                                 EXHIBIT 10(e)

                EMPLOYMENT ARRANGEMENT BETWEEN THE REGISTRANT
                   AND MIKE KELLEY, DATED FEBRUARY 7, 1996


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[LOGO]  Digi International
        6400 Flying Cloud Drive
        Eden Prairie, MN 55344

        612-943-9020 tel
        612-943-5398 fax






February 7, 1996

Mr. Mike Kelley
3895 Bayside Road
Long Lake, MN 55364

Dear Mike:

This letter is to confirm your acceptance of Digi International's offer as Vice President, Business Technologies, reporting directly to me. In this capacity, you will be totally responsible for identifying Digi's information system needs, development of a plan for implementation, and for the actual implementation. Mr. Ed Gull, MIS Director and Digi's MIS department will report to you. Additionally, you will be responsible for the company's oversight of our investment in Aetherworks Corporation.

Your starting base salary will be $135,000 per year. You will also be eligible for an annual cash bonus with a target payout of 100% of your base salary. Any bonus payout is based solely upon Digi International Inc. meeting after-tax earnings targets. In the first year of employment, you will be guaranteed a bonus payout of 75% of base salary, which will be paid in November 1996 consistent with the bonus payout to all employees.

You will also receive a stock option for 20,000 shares of Digi Common Stock, vesting over five years, at the market price on the day you join the company.
In addition, Digi offers a comprehensive benefit program which includes medical, dental and disability insurance, a 401(k) savings plan and a medical and dependent care reimbursement plan. You will accrue vacation at a rate of four weeks per year.

We have also agreed that in the event Norstan does not pay you your earned bonus for FY96, that Digi will advance you these funds in the form of a non-interest bearing promissory note. This note will be self liquidating over your employment at Digi and fully paid after five (5) years of employment, except that, should you leave Digi for any reason of your choosing within the first three years, the note will be due in full on your last day of employment.

You will also be eligible for participation in Digi's health insurance programs on the first day of the month following 90 days employment with the company. You will be eligible for participation in the 401(k) plan on the first quarter following 90 days employment. In addition, you may elect to become a participant in Digi's Employee Stock Purchase Plan which was approved at our company's recent Annual Stockholder's Meeting on January 31, 1996. Participation in the Employee Stock Purchase Plan will commence April 1, 1996. Please feel free and contact either Tuffy Bryant or Jerry Nichols in Human Resources if you have any questions with regard to benefits.

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Mr. Mike Kelley
Page 2


I am very pleased that you are willing to take on the challenge of our infrastructure at Digi. I see this position as a first step for you toward greater Senior Management responsibilities. Great things are happening at Digi, and I am delighted that you will be joining our team. Please sign and return one copy signing your acceptance. Welcome aboard!

Sincerely,

/s/ ERVIN F. KAMM, JR.

Ervin F. Kamm, Jr.
President and Chief Executive Officer


Accepted:  /s/ MIKE KELLEY                 2-9-96
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            Mike Kelley                   Date